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                                                                    Exhibit 3.3


                            ARTICLES OF AMENDMENT

                                      OF

                     FIRST INDUSTRIAL REALTY TRUST, INC.


                First Industrial Realty Trust, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that it desires to amend its Charter as currently in effect as follows:

                FIRST: Section 6.1 of ARTICLE VI is hereby amended by deleting such Section 6.1 of ARTICLE VI in its entirety and by inserting the following
Section 6.1 in lieu thereof:

        "6.1 Composition. The Corporation shall have a Board of Directors (a majority of which shall be Independent Directors) consisting of nine (9) Directors, which number may be increased in accordance with the Bylaws of the Corporation, but shall not be less than the number required by Section 2-402 of the Maryland General Corporation Law nor more that twelve (12). For purposes hereof, "Independent Director" shall mean a Director of the Corporation who is neither employed by the Corporation nor a member (or an affiliate or employee of a member) of The Shidler Group (as such term may be defined in such above mentioned registration statement)."

                SECOND: That the board of directors of the Corporation, by unanimous vote at a duly called meeting, duly adopted resolutions setting forth the proposed amendment to the Charter, declaring said amendment to be advisable and directing that said amendment be submitted for consideration by the stockholders.

                THIRD: That the stockholders of the Corporation, by vote at a duly called annual meeting, approved said amendment.
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                IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested to by its Secretary on this 31st day of May, 1996, and its said President acknowledges under the penalties of perjury that these Articles of Amendment are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.


                                          First Industrial Realty Trust, Inc.


                                          By:  /s/  Michael T. Tomasz
                                             ----------------------------
                                             Name:   Michael T. Tomasz
                                             Title:  President and Chief
                                                     Executive Officer


Attest:


/s/ Michael J. Havala
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Name:  Michael J. Havala
Title: Secretary